Exhibit 10.11

ASSET AND SECURITIES PURCHASE AGREEMENT

by and among

HERCULES DRILLING COMPANY, LLC

HERCULES OFFSHORE, LLC

PORTERHOUSE OFFSHORE, LP

FILET LTD.

and

CERTAIN OWNERS OF PORTERHOUSE OFFSHORE, LP

Dated: January 13, 2005

i

6.8	Access to Books and Records	9
6.9	Management Service Agreement	10
6.10	Removal of Marks	10

ARTICLE 7 SURVIVAL; LIMITATIONS ON LIABILITY		10
7.1	Survival of Representations and Warranties	10
7.2	Consequential Damages	10
7.3	Force Majeure	10

ARTICLE 8 DEFINITIONS		11

ARTICLE 9 MISCELLANEOUS		13
9.1	Entire Agreement	13
9.2	Successors	14
9.3	Assignments	14
9.4	Notices	14
9.5	Specific Performance	16
9.6	Counterparts	16
9.7	Headings	16
9.8	Governing Law; Consent to Jurisdiction	16
9.9	Amendments and Waivers	17
9.10	Severability	17
9.11	Expenses	17
9.12	Construction	17
9.13	Incorporation of Exhibits and Schedules	17
9.14	Currency	17

SCHEDULES AND EXHIBITS

Schedules

Schedule 1.1	-	Description of ODIN VICTORY
Schedule 1.5	-	Allocation of Purchase Price
Schedule 1.6	-	Purchasing Owners
Schedule 3.3	-	Consents
Schedule 3.5(a)	-	Encumbrances
Schedule 3.8	-	Litigation
Schedule 6.9	-	Management Service Agreements
Exhibits

Exhibit A	-	Vanuatu Bill of Sale
Exhibit B	-	Protocol of Delivery and Acceptance

ii

ASSET AND SECURITIES PURCHASE AGREEMENT

THIS ASSET AND SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of January 13, 2005, by and among HERCULES DRILLING COMPANY, LLC, a Delaware limited liability company (“Buyer”), HERCULES OFFSHORE, LLC, a Delaware limited liability company (“Hercules”), PORTERHOUSE OFFSHORE, LP, a Delaware limited partnership, (“Seller”), FILET LTD., a Cayman Islands company limited by shares (“Filet”), and the Purchasing Owners listed on the attached Schedule 1.6 (the “Purchasing Owners”). Buyer, Hercules, the Purchasing Owners Seller and Filet may be referred to herein individually as a “Party,” and collectively as the “Parties.” Except as otherwise provided herein, capitalized terms used herein shall have that meaning specified in Article 8.

RECITALS:

WHEREAS, Seller, through its wholly-owned subsidiary; Filet, owns the Vanuatu flag drilling rig ODIN VICTORY, Official No. 540, together with the related equipment and spare parts, as listed on Schedule 1.1 (the “Drilling Rig”);

WHEREAS, Buyer currently operates and manages the Drilling Rig for and on behalf of Seller and Filet;

WHEREAS, Seller desires to transfer to Buyer, and Buyer desires to acquire from Seller, the Drilling Rig and certain related assets used by Seller in its business, on the terms and conditions specified herein;

WHEREAS, Hercules is the indirect parent company of Buyer; and

WHEREAS, the Purchasing Owners, who are both current limited partners (or affiliates of limited partners) of Seller and current members of Hercules, desire to purchase from Hercules, and Hercules desires to sell to the Purchasing Owners, certain Membership Interests in Hercules.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties each agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS AND MEMBERSHIP INTERESTS

1.1	Purchase and Sale of Purchased Assets. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller and Filet will sell, convey, transfer, assign and deliver to Buyer all of the assets and properties of Seller and Filet listed on Schedule 1.1 hereto, subject to consumption and replenishment by Seller and Filet in the ordinary course of business (collectively, the “Purchased Assets”). The Purchased Assets shall not include, and Seller and Filet shall retain all right, title and interest in and to, all assets of any nature whatsoever of Seller and Filet not listed on Schedule 1.1.

1.2	Contracts.

(a)	There are no Assigned Contracts.

(b)	With respect to existing contracts entered into by Buyer for the benefit of Seller or Filet, Seller shall be entitled to all revenues (subject to Section 6.9), and shall retain all Liabilities and obligations under such contracts resulting from events or occurrences or relating to periods ending on or prior to the Closing Date, and Buyer shall be entitled to receive all revenues, and shall assume all Liabilities and obligations under such contracts resulting from events or occurrences or relating to periods after the Closing Date.

1.3	Purchase Price. The aggregate purchase price to be paid by Buyer for the Purchased Assets shall be Twenty Million and No/100 Dollars ($20,000,000.00) (the “Asset Purchase Price”) in cash or other immediately available funds, and subject to the payment method set forth in Section 2.3(e).

1.4	No Assumption of Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer, Seller and Filet expressly agree that Buyer does not assume and will not otherwise become liable for any obligations or Liabilities of Seller or Filet or relating to the Purchased Assets, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise, including any matters described on Schedule 3.8. Seller and Filet will retain, and Buyer will have no obligation with respect to, all Liabilities directly or indirectly resulting from, relating to, arising out of, or attributable to the operation and ownership of, or conditions occurring with respect to, the Purchased Assets at or prior to the Effective Time. Buyer will be liable for, and Seller and Filet will have no obligation with respect to, any Liabilities directly or indirectly resulting from, relating to, arising out of, or attributable to the operation and ownership of, or conditions occurring with respect to, the Purchased Assets after the Effective Time.

1.5	Allocation Reporting. Unless otherwise agreed in writing by the Parties, (a) Schedule 1.5 hereto sets forth the allocations established by Buyer, Seller and Filet of the Asset Purchase Price among the Purchased Assets; (b) the allocations set forth on Schedule 1.5 hereto will be used by Buyer, Seller and Filet as the basis for reporting asset values and other items for purposes of all required tax returns (including any tax returns required to be filed under Section 1060(b) of the Code and the treasury regulations thereunder); and (c) Buyer, Seller and Filet shall not assert, in connection with any audit or other proceeding with respect to taxes, any asset values or other items inconsistent with the allocations set forth on Schedule 1.5 hereto.

1.6	Purchase and Sale of Membership Interests. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Hercules will sell and issue to the Purchasing Owners, and each Purchasing Owner will purchase from Hercules, the number of Membership Interests of Hercules and at the purchase price set forth opposite his name in the attached Schedule 1.6 (the aggregate Three Million Eight Hundred Ninety Three Thousand and No/100 Dollars ($3,893,000.00) of such purchase prices is hereinafter referred to as the “Membership Purchase Price” and the Three Thousand Eight Hundred Ninety Three (3,893) Membership Interests of Hercules to be acquired by the Purchasing Owners ate hereinafter referred to as the “Membership Interests”).

ARTICLE 2

CLOSING

2.1	The Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Gardere Wynne Sewell LLP in Houston, Texas, or such other location agreed by the Parties, commencing at 9:00 a.m., Houston time, on the date hereof (the “Closing Date”).

2.2	Delivery of Purchased Assets. Upon completion of the Closing, title, ownership and possession of the Purchased Assets shall pass to Buyer and Buyer shall take possession of the Purchased Assets wherever they are located at the Effective Time. Seller may, at its expense, transport some or all of the Purchased Assets to a safe offshore location in the Gulf of Mexico (the “Closing Date Location”) prior to the Closing Date. In the event Seller elects to transport any of the Purchased Assets, Seller shall notify Buyer in writing of the Closing Date Location, which notice shall include a reasonably detailed indication of (i) the Purchased Assets being transported to the Closing Date Location and (ii) the anticipated date of arrival of such Purchased Assets at the Closing Date Location. Possession and control of the Purchased Assets transported by Seller pursuant to this Section 2.2 shall pass to Buyer at the Closing Date Location.

2.3	Procedure at the Closing.

(a)	At the Closing, Seller and Filet shall deliver, or cause to be delivered, to Buyer:

(i)	title to the Purchased Assets, free and clear of all Encumbrances;

(ii)	a Bill of Sale, in the form attached as Exhibit A hereto for the Drilling Rig in form suitable for recording at the Vanuatu Deputy Commissioner’s Office at the Port of New York, N.Y. (“Bill of Sale”);

(iii)	all books and records of Seller and Filet relating to the Purchased Assets that are in the possession or control of Seller or Filet and not already held by Buyer;

(iv)	a Confirmation of Class Certificate for the Drilling Rig from the American Bureau of Shipping showing it to be in the condition referred to in Section 3.5(b), which Seller has requested Buyer to obtain on behalf of Seller;

(v)	a Protocol of Delivery and Acceptance, in the form attached as Exhibit B hereto, for the Drilling Rig (the “Protocol of Delivery and Acceptance”), duly executed by Seller and Filet;

(vi)	a Release of Lien for each Encumbrance listed on Schedule 3.5(a); and

(vii)	such other instruments and documents as Buyer may reasonably require.

(b)	At the Closing, the Purchasing Owners shall deliver, or cause to be delivered, to Hercules:

(i)	the Membership Purchase Price in cash or other immediately available funds by wire transfer to an account designated by Hercules in writing at least two Business Days prior to the Closing Date; and

(ii)	such other instruments and documents as Hercules may reasonably require.

(c)	At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i)	the Asset Purchase Price in cash or other immediately available funds by wire transfer to an account designated by Seller in writing at least two Business Days prior to the Closing Date;

(ii)	the Protocol of Delivery and Acceptance, duly executed by Buyer; and

(iii)	such other instruments and documents as Seller and Filet may reasonably require.

(d)	At the Closing, Hercules shall deliver, or cause to be delivered, to the Purchasing Owners:

(i)	an amended Exhibit A to the Amended and Restated Operating Agreement of Hercules Offshore, LLC (f/k/a Mercules Holdings, LLC) dated as of October 1, 2004 (the “Operating Agreement”) reflecting the issuance of the Membership Interests to the Purchasing Owners; and

(ii)	such other instruments and documents as the Purchasing Owners may reasonably require.

(e)	Buyer, Seller, the Purchasing Owners and Hercules agree that the Membership Purchase Price may be offset against the Asset Purchase Price to the extent set. forth on Schedule 1.6 for purposes of satisfying the closing delivery obligations of Buyer and Seller regarding such payments.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Filet each represent and warrant to Buyer and Hercules as follows:

3.1	Status. Such Party is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation. There is no pending or, to the Knowledge of such Party, threatened action for the dissolution, liquidation, insolvency, or rehabilitation of such Party.

3.2	Power and Authority; Enforceability. Such Party has the power and authority to execute and deliver each Transaction Document to which such Party is a party, and to perform and consummate the transactions contemplated thereby. Such Party has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the transactions contemplated thereby. Each Transaction Document has been duly authorized, executed, and delivered by, and is enforceable against, such Party, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

3.3	No Violation. The execution and the delivery of the Transaction Documents by such Party and the performance and consummation of the transactions contemplated thereby by such Party will not (a) breach in any material respect any Law or Order to which such Party is subject or any provision of their organizational documents, (b) to the Knowledge of such Party, breach in any material respect any contract, Order, or Permit to which such Party is a party or by which such Party is bound or to which any of the assets of such Party is subject, or (c) to the Knowledge of such Party, require the giving of notice to, or the consent of, any Person, except for such consents specifically set forth on Schedule 3.3.

3.4	Brokers’ Fees. Such Party does not have any Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which Buyer or Hercules could become directly or indirectly liable.

3.5	Purchased Assets.

(a)	On the date of this Agreement Filet has good and marketable title to the Purchased Assets, tree and clear of all Encumbrances, except as reflected or otherwise disclosed to Buyer herein or on Schedule 3.5(a) or the other Schedules attached and delivered to Buyer pursuant hereto.

(b)	The Drilling Rig will be delivered by Seller and Filet to Buyer with present class fully maintained, free of recommendations and free of average damages affecting the Drilling Rig’s maintenance of class. The Drilling Rig’s continuous survey cycles will be up to date with no outstanding recommendations or extensions at Closing.

(c)	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL OF THE PURCHASED ASSETS CONVEYED HEREBY ARE CONVEYED “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER AND FILET MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER WHETHER EXPRESSED, IMPLIED OR STATUTORY, INCLUDING WITH RESPECT TO THE KIND, SIZE, DESIGN, QUALITY, DESCRIPTION, MERCHANTABILITY, CONDITION (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CONDITION), OPERATION, USE OR

FITNESS FOR ANY PARTICULAR PURPOSE OF THE PURCHASED ASSETS OR ELIGIBILITY OF THE DRILLING RIG FOR ANY PARTICULAR TRADE. BUYER AGREES, BY ITS EXECUTION HEREOF, THAT THERE ARE NO REPRESENTATIONS AND WARRANTIES EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND BUYER DOES FURTHER AGREE THAT IT IS NOT RELYING ON, AND HEREBY WAIVES AS AGAINST SELLER, FILET AND THEIR AFFILIATES, AGENTS AND BROKERS (IF ANY), ANY REPRESENTATION OR WARRANTY OF SELLER OR FILET ARISING BY LAW OR OTHERWISE WITH RESPECT TO THE PURCHASED ASSETS, AND THAT BUYER HAS EXAMINED AND IS FAMILIAR WITH THE PURCHASED ASSETS AND IS ACQUIRING THE PURCHASED ASSETS “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” AND WITHOUT ANY EXPRESSED OR IMPLIED WARRANTIES OF ANY KIND, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES RELATED TO MATERIALS, WORKMANSHIP, MERCHANTABILITY, CONDITION (INCLUDING WITHOUT LIMITATION, ENVIRONMENTAL CONDITION), OPERATION, USE, OR FITNESS FOR ANY PARTICULAR PURPOSE OR ELIGIBILITY OF THE DRILLING RIG FOR ANY PARTICULAR TRADE, AND SELLER AND FILET HEREBY DISCLAIM ANY SUCH WARRANTIES.

3.6	Contracts. There are no Assigned Contracts.

3.7	Employees. None of Seller, Filet or any of their Affiliates has any employees who perform any function relating to the Drilling Rig.

3.8	Litigation. To the Knowledge of such Party, except as set forth in Schedule 3.8, there is no litigation, proceeding, claim or governmental investigation affecting or relating to the Purchased Assets or the Drilling Contracts pending or threatened.

3.9	Taxes. Such Party (i) has caused to be timely filed (unless faulty filing has been cured prior to the Closing Date) with the appropriate federal, state, local and other governmental authorities, all material returns and reports, including any related or supporting information, with respect to income taxes or similar assessments or any sales, excise, occupation, use, ad-valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any federal, state or local taxing authority, including any interest, penalties or additions attributable thereto, required to be filed with respect to the Purchased Assets or the conduct of the business associated therewith for periods ending prior to the Closing Date, (ii) all such returns and reports are true, correct, and complete in all material respects (except to the extent cured by a subsequent return or report filed prior to the Closing Date), and accurately reflect the liabilities and obligations of such Party, and (iii) has paid, or caused to be paid, all taxes due or claimed to be due from or with respect to such returns and reports, except for any taxes which such Party is contesting in good faith or taxes that are not yet due and for which adequate reserves have been established.

3.10	Accuracy. Such Party has no Knowledge of any matter that materially and adversely affects (or would reasonably be expected to materially and adversely affect) the condition of any of the Purchased Assets other than matters set forth in this Agreement or the Schedules to this Agreement and any other matters that have been noticed to Seller in writing by Buyer or its Affiliates.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASING OWNERS

Each of the Purchasing Owners, severally but not jointly, hereby makes the representations and warranties previously made pursuant to Section 3.2 of the Operating Agreement, which representations and warranties are hereby incorporated by reference.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER AND HERCULES

Buyer and Hercules each represent and warrant, severally and not jointly, to Seller as follows:

5.1	Entity Status. Such Party is a limited liability company duly created, formed or organized, validly existing and in good standing under the Laws of the State of Delaware. There is no pending or, to the Knowledge of such Party, threatened action for the dissolution, liquidation, insolvency, or rehabilitation of such Party.

5.2	Power and Authority; Enforceability. Such Party has the power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the transactions contemplated thereby. Such Party has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the transactions contemplated thereby. Each Transaction Document to which such Party is party has been duly authorized, executed and delivered by, and is enforceable against, such Party, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

5.3	No Violation. The execution and delivery of the Transaction Documents to which such Party is party and the performance and consummation of the transactions contemplated thereby by such Party will not (a) breach in any material respect any Law or Order to which such Party is subject or any provision of its organizational documents, (b) breach in any material respect any contract, Order, or Permit to which such Party is a party or by which it is bound or to which any of its assets is subject, or (c) require the giving of notice to, or the consent of, any Person.

5.4	Brokers’ Fees. Such Party has no Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which Seller could become directly or indirectly liable.

5.5	Title Upon Consummation. On behalf of Hercules only, upon receipt of payment for the Membership Interests from the Purchasing Owners in accordance with the terms hereof, the Purchasing Owners shall be vested with good title to the Membership Interests, free and clear of any liens, claims, charges or other encumbrances or restrictions whatsoever, except as set forth in Hercules’ Certificate of Formation or the Operating Agreement or otherwise arising by operation of Law.

5.6	Investigation by Buyer and Hercules; Seller and Filet’s Liability. Such Party, including in its capacity as the current rig manager or Affiliate of the rig manager of the Drilling Rig, has conducted its own independent review and analysis of the Drilling Rig and related Purchased Assets, and has been provided with access to the Purchased Assets and the books and records relating to the Purchased Assets, including the Drilling Rig’s class and registry records. In entering into this Agreement, Buyer and Hercules have relied solely on their own investigation and analysis, and except as set forth in the Transaction Documents, neither Seller, Filet nor any of their Related Parties, including without limitation the Purchasing Owners, makes or has made any representation or warranty, express or implied, as to the accuracy or completeness of the information provided or made available to the Buyer, Hercules or their advisors or Affiliates. For purposes of this Section 5.6, “Related Parties” means, with respect to the referenced person, its directors, officers, managers, partners, members, employees, representatives, advisors or agents.

ARTICLE 6

ADDITIONAL COVENANTS

6.1	General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including, the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the requesting Party’s sole cost and expense.

6.2	Publicity. The Parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation, provided that each Party shall be permitted to make any disclosure which such Party is required to make pursuant to any rule or requirement of Law, the Securities and Exchange Commission or other Governmental Authority, or any stock exchange.

6.3	Taxes. Seller shall be liable for any transfer taxes, stamp taxes and sales and use taxes relating to the sale or purchase of the Purchased Assets hereunder and for any related interest and penalties. The Parties shall use commercially reasonable efforts to minimize the amounts of such taxes and other costs, to the extent reasonably practicable. Seller shall be responsible for and pay all personal property and ad valorem taxes for all periods through and including December 31, 2004 with respect to all of the Purchased Assets. Buyer shall be responsible for and pay all personal property and ad valorem taxes for all periods from and after January 1, 2005 with respect to all of the Purchased Assets.

6.4	ERISA. None of Buyer, Hercules or their Affiliates is, or shall be deemed to be, a successor employer to Seller or Filet with respect to any employee benefit plans or programs of Seller, Filet or their Affiliates, and no plan or program adopted or maintained by Buyer or its assignees after the Closing Date is or shall be deemed to be a “successor plan,” as such term is defined in ERISA or the Code, of any such plan or benefit program of Seller, Filet or their Affiliates.

6.5	Litigation Support. So long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) the transactions contemplated hereby or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Purchased Assets, the other Parties will cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party.

6.6	Confidentiality. Seller and Filet will treat and hold as confidential all of the Confidential Information, and refrain from using any of the Confidential Information except in connection with this Agreement. If Seller or Filet is requested or required (by oral question or request for information or documents in any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand) to disclose any Confidential Information, Seller or Filet, as applicable, will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective Order or waive compliance with this Section 6.6. If, in the absence of a protective Order or the receipt of a waiver hereunder, Seller or Filet is, on the written advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority, arbitrator, or mediator or else stand liable for contempt, Seller or Filet, as applicable, may disclose the Confidential Information to the Governmental Authority, arbitrator, or mediator; provided, however, that Seller or Filet, as applicable, shall use commercially reasonable efforts to obtain, at the reasonable request and expense of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

6.7	Tax Matters. After the Closing, the Parties will cooperate fully with each other, on a commercially reasonable basis, in connection with the preparation, signing, and filing of tax returns and in any administrative, judicial or other proceeding involving taxes relating to the Purchased Assets, including but not limited to the furnishing or making available of records, books of account or other materials necessary.

6.8	Access to Books and Records. For a period of three (3) years following the Closing Date, each Party shall give the other Party reasonable access at all reasonable times (and the right to make copies at the sole expense of the Party requesting such access) to the records of the non-requesting Party which relate to the Purchased Assets prior to the Closing Date, provided that any access pursuant to this Section 6.8 shall be conducted in such manner as not to interfere unreasonably with the operations of the non-requesting Party following the Closing Date. Following such three (3) year period a Party may destroy such records unless the other Party has provided written notice, no later than sixty (60) days prior to the end of such three (3) year period, that it wishes to obtain, at its sole cost and expense, copies of such records.

6.9	Management Service Agreement. The Management Service Agreements, which are described on Schedule 6.9, between Seller and Filet, on one hand, and Buyer on the other hand, will be terminated effective as of Buyer’s receipt of full payment from the customer utilizing the Drilling Rig for the periods on or prior to the Effective Time; provided, however, that all payments by Seller pursuant to subparts (b), (c) and (e) of Schedule 6.9 will cease was of the Closing Date. All receivables pursuant to drilling contracts entered into by Buyer for the benefit of Seller and Filet for periods on or prior to the Effective Time shall be for the account of Seller and Filet, and the Liabilities payable by Seller and Filet pursuant to such Management Service Agreements on or prior to the Effective Time will be offset from these receivables. Buyer will remit a settlement statement, including invoices, and final payments due under such Management Service Agreements promptly to Seller after receipt of such receivables by Buyer.

6.10	Removal of Marks. Promptly following the Closing, but in any event within sixty (60) days after the Closing Date, Buyer shall remove, or cause to be removed, from the Purchased Assets, any markings bearing the name “Porterhouse Offshore” or “Filet” (including any variations or derivations thereof) or any trademarks, trade names or logos of Seller, Filet or any of their Affiliates.

ARTICLE 7

SURVIVAL; LIMITATIONS ON LIABILITY

7.1	Survival of Representations and Warranties. All of the representations and warranties contained in this Agreement or in any certificate delivered in connection with the Closing shall survive the Closing and continue in full force and effect until twelve (12) months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.5(a) (purchased Assets) and Section 3.9 (Taxes) shall survive the Closing for six (6) years following the Closing Date.

7.2	Consequential Damages. In no event shall any Party be liable to any other Party for special, indirect or consequential damages suffered by the other Party resulting from or arising out of this Agreement, including, without limitation, loss of profit, loss of use or business interruptions, however the same may be caused.

7.3	Force Majeure. No Party shall be in breach of its obligations (other than its obligation to pay money) to the extent it is prevented or hindered by Force Majeure. “Force Majeure” shall be any condition which is beyond the reasonable control of a party and not reasonably foreseeable at the time of the signature of this Agreement, and shall include (but not be limited to) acts of war, acts of God, and strikes, but shall not include mere financial distress or inability to pay on the part of any Party. When, due to termination of such Force Majeure, such performance is no longer impossible, the Party affected thereby. shall immediately resume such performance under this Agreement.

ARTICLE 8

DEFINITIONS

“Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interests, by contract or otherwise.

“Agreement” is defined in the preamble to this Agreement.

“Asset Purchase Price” is defined in Section 1.3.

“Assigned Contracts” means the Drilling Contracts listed on Schedule 1.1 existing as of the Closing Date (a) for which any required consent to assignment has been obtained from the appropriate party on or prior to the Closing Date, or (b) for which such requirement to obtain consent has been waived by Buyer on or prior to the Closing Date.

“Bill of Sale” is defined in Section 2.3(a).

“Business Day” means a day of the year on which banks are not required or authorized to be closed in the City of Houston, Texas.

“Buyer” is defined in the preamble to this Agreement.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Closing Date Location” is defined in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means (a) any proprietary information concerning the Purchased Assets that is not already generally available to the public and (b) the material terms and provisions of this Agreement and the Exhibits and Schedules hereto.

“Damages” means all damages, losses, Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, expenses (including reasonable fees and expenses of legal counsel) of any kind or nature whatsoever.

“Drilling Contracts” means any charter for the Drilling Rig and any daywork, footage, turnkey, and other drilling contracts of Seller associated with the Drilling Rig, as listed on Schedule 1.1.

“Drilling Rig” is defined in the recitals to this Agreement.

“Effective Time” means the date and time, as designated in the Protocol of Delivery and Acceptance, on which title to the Purchased Assets is transferred to Buyer.

“Encumbrance” means any Order, security interest, lien, contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, but shall not include the following: (a) liens for taxes or assessments not yet due and payable or which are being contested in good faith through appropriate proceedings or for which reasonable reserves have been established, (b) maritime, mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary and usual course of business relating to obligations as to which there is no material default or the validity of which are being contested in good faith or for which reasonable reserves have been established, (c) any liens, encumbrances and other matters created or suffered by any landlord, sub-landlord, grantor, or licensor, as applicable, with an interest therein, and (d) such other encumbrances and encroachments which are immaterial in nature and amount.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Filet” is defined in the preamble to this Agreement.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Hercules” is defined in the preamble to this Agreement.

“Knowledge” means:

(a)	with respect to Seller, the actual knowledge, after reasonable inquiry, of Jonathan B. Fairbanks.

(b)	with respect to Filet, the actual knowledge, after reasonable inquiry, of Jonathan B. Fairbanks.

(c)	with respect to Buyer, the actual knowledge, after reasonable inquiry, of John Reynolds.

(d)	with respect to Hercules, the actual knowledge, after reasonable inquiry, of John Reynolds.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now in effect.

“Liability” means any liability, duty, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, including any liability that gives rise, or could give rise upon the passage of time, to a lien, claim or encumbrance on a Purchased Asset.

“Membership Interests” are defined in Section 1.6.

“Membership Purchase Price” is defined in Section 1.6.

“Operating Agreement” is defined in Section 2.3(a).

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

“Party” or “Parties” is defined in the preamble to this Agreement.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Authority.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, or Governmental Authority.

“Protocol of Delivery and Acceptance” is defined in Section 2.3(a).

“Purchased Assets” is defined in Section 1.1.

“Purchasing Owners” is defined in the preamble to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the preamble to this Agreement.

“Transaction Documents” means this Agreement and the Bill of Sale.

ARTICLE 9

MISCELLANEOUS

9.1	Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

9.2	Successors. Subject to Section 9.3, all of the terms; agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. If the principal business, operations or a majority or substantial portion of the assets of Seller are assigned, conveyed, allocated or otherwise transferred, including by sale, merger, consolidation, amalgamation, conversion or similar transactions, such receiving Person or Persons shall automatically become bound by and subject to the provisions of this Agreement, and, on the request of Buyer or Hercules, Seller shall cause the receiving Person or Persons to expressly assume its obligations hereunder.

9.3	Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder without the prior written consent of Seller but in any such case Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder.

9.4	Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given two Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:

Hercules Drilling Company, LLC

2929 Briarpark Drive

Suite 400

Houston, Texas 77042

Attn: Randall D. Stilley

Tel: (713) 952-7977

Fax: (713) 952-7990

with a copy to (which shall not constitute notice):

Gardere Wynne Sewell LLP

1000 Louisiana, Suite 3400

Houston, Texas 77002-5007

Attn: David Jungman

Tel: (713) 276-5603

Fax: (713) 276-6603

If to Hercules:

Hercules Offshore, LLC

2929 Briarpark Drive

Suite 400

Houston, Texas 77042

Attn: Randall D. Stilley

Tel: (713) 952-7977

Fax: (713) 952-7990

with a copy to (which shall not constitute notice):

Gardere Wynne Sewell LLP

1000 Louisiana, Suite 3400

Houston, Texas 77002-5007

Attn: David Jungman

Tel: (713) 276-5603

Fax: (713) 276-6603

If to Seller:

Porterhouse Offshore, LP

2000 West Loop South, Suite 2110

Houston, Texas 77022

Attn: Jonathan B. Fairbanks

Tel: (713) 850-9002

Fax: (713) 850-9180

with a copy to (which shall not constitute notice):

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attn: David C. Buck

Tel: (713) 220-4200

Fax: (713) 220-4285

If to any Purchasing Owner:

c/o Porterhouse Offshore, LP

2000 West Loop South, Suite 2110

Houston, Texas 77022

Attn: Jonathan B. Fairbanks

Tel: (713) 850-9002

Fax: (713) 850-9180

with a copy to (which shall not constitute notice):

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attn: David C. Buck

Tel: (713) 220-4200

Fax: (713) 220-4285

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.5	Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at Law or in equity.

9.6	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.7	Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8

Governing Law; Consent to Jurisdiction. This Agreement and the performance of the transactions contemplated hereby and obligations of the Parties hereunder will be governed by and construed in accordance with the general maritime law of the United States of America and, to the extent that such law is not applicable, the laws of the State of Texas, without giving effect to any choice of Law principles. EACH OF THE PARTIES HEREBY CONSENTS TO THE JURISDICTION OF THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (HOUSTON DIVISION) AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURT. EACH OF THE PARTIES EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF SUCH COURT AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH OF THE PARTIES HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL

SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 9.4 AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

9.9	Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

9.10	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.11	Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. Buyer hereby agrees, upon Closing, to reimburse Seller or pay up to $10,000 of attorneys’ fees incurred by Seller in connection with its review and documentation of alternative structures for the transactions contemplated by this Agreement.

9.12	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to such Law, as amended as of the date of the applicable reference, and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation.” The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

9.13	Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.14	Currency. Unless otherwise stated, all dollar amounts specified in this Agreement shall be in U.S. dollars.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

HERCULES OFFSHORE, LLC

By:	/s/ Randall D. Stilley
Name:	Randall D. Stilley
Title:	Sole Manager

HERCULES DRILLING COMPANY, LLC

By:	/s/ Randall D. Stilley
Name:	Randall D. Stilley
Title:	Sole Manager

PORTERHOUSE OFFSHORE, LP

By:	Portent, LLC, its General Partner

	By:	/s/ Jonathan B. Fairbanks
	Name:	Jonathan B. Fairbanks
	Title:	President

FILET LTD.

By:	/s/ Jonathan B. Fairbanks
Name:	Jonathan B. Fairbanks
Title:	President

KESTREL CAPITAL, LP

By:	PEREGRINE MANAGEMENT, LLC

	By:	/s/ Barrett Webster
Barrett Webster, President

/s/ Jonathan B. Fairbanks
JONATHAN B. FAIRBANKS

BASSRIG, AS

By:	/s/ Erland P. Bassoe
Name:	Erland P. Bassoe
Title:	Director

THOMAS J. SEWARD II DEFINED BENEFIT PLAN

By:	/s/ Thomas J. Seward II
Name:	Thomas J. Seward II
Title:	Trustee

/s/ Thomas E. Hord
THOMAS E. HORD